                       AIRPORT LIMOUSINE PARTNERS, INC.
                 D/B/A AMERICAN AIRPORT LIMOUSINE CORPORATION
                                    _______


                         COMBINED FINANCIAL STATEMENTS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                      AND
                                REPORT THEREON

                                    _______

                        AIRPORT LIMOUSINE PARTNERS, INC.
                                    ________



                               TABLE OF CONTENTS




                                                                                        Page(s)
                                                                                        -------
Report of Independent Accountants                                                           1
Financial Statements:
 Combined Balance Sheet as of December 31, 1997                                             2
 Combined Statement of Operations for the year ended December 31, 1997                      3
 Combined Statement of Changes in Stockholders' Equity for the year ended
  December 31, 1997                                                                         4
 Combined Statement of Cash Flows for the year ended December 31, 1997                      5
Notes to Combined Financial Statements                                                     6-12

August 28, 1998,
except for the second paragraph
of Note 9, as to which the date is
October 2, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------



To the Stockholders of Airport Limousine Partners, Inc.

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the combined financial position of Airport Limousine Partners, Inc. (d/b/a American Airport Limousine Corporation) and its combined companies (the Company) as of December 31, 1997, and the combined results of their operations and their cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


                                       PricewaterhouseCoppers LLP

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                             COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1997

                                    _______





ASSETS
Cash                                                    $    116,082
Trade and credit card receivables                            964,929
Other receivables                                            196,989
Prepaid expenses and other current assets                    275,539
                                                        ------------
   Total current assets                                    1,553,539
                                                        ------------

Fixed assets:
 Automobiles                                               4,374,153
 Equipment & furniture                                     1,438,855
                                                        ------------
                                                           5,813,008
 Accumulated depreciation                                 (2,917,793)
                                                        ------------
   Net fixed assets                                        2,895,215
Deposits                                                     120,641
                                                        ------------
   Total assets                                         $  4,569,395
                                                        ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit                                          $    391,803
Current portion of long-term debt                            901,451
Accounts payable                                             172,002
Accrued expenses                                              88,596
Accrued corporate income taxes                                15,539
Due to owners/operators                                        1,195
                                                        ------------
   Total current liabilities                               1,570,586

Long-term debt, net of current portion                       119,045
Note payable to stockholder                                   24,250
Owner/operator deposits                                      105,075
                                                        ------------
   Total liabilities                                       1,818,956
                                                        ------------
Stockholders' equity (Note 4):
 Common stock                                                 54,000
 Retained earnings                                         2,696,439
                                                        ------------
   Total stockholders' equity                              2,750,439
                                                        ------------
   Total liabilities and stockholders' equity           $  4,569,395
                                                        ============

The accompanying notes are an integral part of these combined financial statements.

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                        COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                    _______





Revenue, net                                               $ 20,174,517
Cost of revenue                                              13,623,211
                                                           ------------
      Gross profit                                            6,551,306
Selling expenses                                              1,122,917
General and administrative expenses                           4,708,883
                                                           ------------
      Operating income                                          719,506
Other income (expense):
 Interest expense                                               (91,206)
 Gain on sale of fixed assets                                    96,112
 Other income, primarily insurance recovery                     232,784
                                                           ------------
Income before provision for income taxes                        957,196
Provision for state income taxes                                 15,539
                                                           ------------
Net income                                                 $    941,657
                                                           ============

The accompanying notes are an integral part of these combined financial statements.

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                    ________






                                      Common Stock                         Total
                                   ------------------      Retained     Stockholders'
                                   Shares   Amount         Earnings        Equity
                                   ------   ---------   -------------   -------------
Balance at December 31, 1996        5,000   $  50,000   $   2,170,992   $   2,220,992
Issuance of common stock            4,000       4,000               -           4,000
Net income                              -           -         941,657         941,657
Stockholder distributions               -           -        (416,210)       (416,210)
                                   ------   ---------   -------------   -------------
Balance at December 31, 1997        9,000   $  54,000   $   2,696,439   $   2,750,439
                                   ======   =========   =============   =============

The accompanying notes are an integral part of these combined financial statements.

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                        COMBINED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                    _______





Cash flows from operating activities:
 Net income                                                $    941,657
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization                               1,014,006
  Gain on sale of assets                                        (96,112)
  Change in operating assets and liabilities:
   Trade and credit card receivables                             (2,070)
   Other receivables                                            (91,614)
   Prepaid expenses and other current assets                   (177,156)
   Accounts payable                                             (13,522)
   Accrued expenses                                             (79,550)
   Accrued corporate income taxes                                (1,554)
   Due to owners/operators                                      (79,385)
   Decrease in owner/operator deposits                           (2,950)
                                                           ------------
      Net cash provided by operating activities               1,411,750
                                                           ------------
Cash flows from investment activities:
 Purchases of fixed assets                                   (2,694,569)
 Proceeds from dispositions of fixed assets                     389,745
                                                           ------------
      Net cash used in investing activities                  (2,304,824)
                                                           ------------


Cash flows from financing activities:
 Borrowings on line of credit                                   709,988
 Payments on line of credit                                    (498,037)
 Proceeds from long-term debt                                 1,487,277
 Principal payments on long-term debt                          (617,881)
 Distributions to stockholders                                 (416,210)
 Proceeds from issuance of common stock                           4,000
                                                           ------------
      Net cash provided by financing activities                 669,137
                                                           ------------


Net decrease in cash                                           (223,937)
Cash at beginning of year                                       340,019
                                                           ------------
Cash at end of year                                        $    116,082
                                                           ============
Supplemental Disclosure of Cash Flow Information:
 Interest paid                                             $     91,206
 Income taxes paid                                         $     17,093


The accompanying notes are an integral part of these combined financial statements.

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                 ------------


1.   BACKGROUND AND ORGANIZATION


     Airport Limousine Partners, Inc., doing business as American Airport Limousine Corporation, and its combined companies (the "Company"), provide limousine services in the greater Chicago area. This includes transportation services through the use of limousines, vans, and buses. The Company also has entities that own the vehicles, as well as maintain and repair the vehicles.



2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Basis of presentation

       The combined financial statements include the financial statements of Airport Limousine Partners, Inc., Syd's Limousine, Inc., Limos R Us, Inc., A.L. Transportation, Inc., and A.L. Repair Service, Inc., all with identical common ownership. All significant intercompany balances and transactions have been eliminated.

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

       Concentration of credit risk

       Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company's customers are primarily based within the greater Chicago area. Accounts receivable are generally diversified due to the large number of entities comprising the Company's customer base. No single customer accounted for more

                                   Continued

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                 ------------


       than five percent of the Company's revenues and there were no accounts receivable from a single customer greater than $106,000 as of December 31, 1997.


       Fixed Assets


       Fixed assets are carried at cost. Depreciation is provided using an accelerated method. Gains or losses on sales and retirements of fixed assets are reflected in results of operations. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized


       Revenue recognition


       The Company's principal source of revenue is from chauffeured vehicle services. Such revenue, net of discounts, is recorded when services are provided.


       Income taxes


       The management of the Company has elected S status corporation under the Internal Revenue Code. Under this statute, profits are taxable to the stockholders based on their percentage of ownership for the purpose of federal income tax. The Company is liable for state taxes based on income.

                                   Continued

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                 ------------


3.   LINE OF CREDIT AND LONG- TERM DEBT


     The Company has a line of credit at Oakbrook Bank which provides for borrowings up to $750,000 with interest at 1.0% over an index (a total of 8.5% as of December 31, 1997), payable monthly. The line of credit is due on demand and collateralized by limousines. The balance outstanding as of December 31, 1997, was $391,803.

     Long-term notes payable as of December 31, 1997, consist of the following:



         Notes payable to Harris Bank Westchester with interest at 7.9% per annum, payable monthly, with various due dates ranging from April 30,
           1998 to April 4, 1999, collateralized by eighteen (18) limousines         $    304,553


         Notes payable to Hinsdale Bank and Trust with interest at 0.5% over an index (a total of 8.0% as of December 31, 1997), payable monthly, with various due dates ranging from March 5, 1999 to October 1, 2000,
           collateralized by five (5) limousines and computer equipment                   215,943



         Note payable to Harris Bank Westchester with interest at 8.5% per annum, payable in periodic installments, due May 1, 1999, collateralized by
           accounts receivable                                                            500,000
                                                                                     ------------

                                   Total long-term debt                                 1,020,496

                                   Less:  Current maturities                              901,451
                                                                                     ------------

                                   Long-term debt                                    $    119,045
                                                                                     ============



     Maturities of long-term debt are as follows:


                                    Year Ending December 31         Amount
                                -----------------------------   ------------
                                                                $
                                            1998                     901,451
                                            1999                      83,998
                                            2000                      35,047
                                                                ------------

                                                                $  1,020,496
                                                                ============

                                   Continued

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                 ------------


4.   COMMON STOCK AND RETAINED EARNINGS


     Common stock as of December 31, 1997 consists of:



        Airport Limousine Partners, Inc., no par
          value, 6,000 shares authorized;  5,000 issued
          and outstanding                                    $    50,000

        Syd's Limousine, Inc., no par value, 1,000
          shares authorized; 1,000 shares issued and
          outstanding                                              1,000

        Limo's R Us, Inc., no par value, 1,000 shares
          authorized; 1,000 shares issued and outstanding          1,000

        A.L. Transportation, Inc., no par value,
          1,000 shares authorized; 1,000 shares issued
          and outstanding                                          1,000

        A.L. Repair Service, Inc., no par value,
          1,000 shares authorized; 1,000 shares issued
          and outstanding                                          1,000

                                                             -----------
                                                             $    54,000
                                                             ===========



     Retained earnings (deficit) as of December 31, 1997 consists of:


        Airport Limousine Partners, Inc.                    $  1,874,377
        Syd's Limousine, Inc.                                    (17,110)
        Limo's R Us, Inc.                                        810,796
        A.L. Transportation, Inc.                                (24,519)
        A.L Repair Service, Inc.                                  52,895
                                                             ------------
                                                            $  2,696,439
                                                            ============


5.   RELATED PARTY TRANSACTIONS

     The Company has a $24,250 note payable to a stockholder. This note is non-interest-bearing, with no maturity date.

     The Company has various notes payable to Harris Bank amounting to $804,553 to finance the purchase of limousines. The Company's principal stockholder and President is a member of the board of directors of Harris Bank.

                                   Continued

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                 ------------


6.   CONTINGENCIES

     An insurance company has filed suit against the Company seeking back workers' compensation premiums of approximately $290,000. The Company is vigorously defending said action. The insurance company's original and first amended complaints have been stricken and the insurance company is now seeking summary judgment on the second amended complaint. If the insurance company's motion is denied, which the Company believes is possible, the case will be tried before a jury in 1999. Another of the Company's insurance carriers has also filed suit. It, too, is seeking back workers' compensation insurance premiums in the amount of approximately $2,940,000. The Company is also vigorously defending this action. Based on the information currently available, no estimate of the potential loss, if any, on either of these claims can be made at this time.

     The Company has also filed for an administrative tax hearing against a local taxing authority concerning the underpayment of taxes collected. As a result of a tax audit, the local taxing authority claims that the Company over-collected $670,000, including interest and penalties. The Company believes that the local taxing authority's position is unfounded, and has asked for a summary judgment in this case. The losing party in this case has the right to appeal to the Circuit Court, but it is unknown at this time if this will occur. Based on the information currently available, no estimate of the potential loss, if any, on either of these claims can be made at this time.


                                   Continued

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                 ------------


7.   LEASING ARRANGEMENTS


     The Company conducts its operations from facilities that are leased under a five year, cancelable operating lease expiring April 30, 2002. The Company also leases a garage and warehouse facility under a five year, noncancelable lease, expiring September 30, 2002.

     The following is a schedule of future minimum rental payments required under the above operating leases as of December 31, 1997:



       Year Ending December 31       Amount

       ------------------------   ------------

                1998              $    294,485
                1999                   302,589
                2000                   311,883
                2001                   321,406
                2002                   264,775
                                  ------------
                                  $  1,495,138
                                  ============

     Rental expense totaled $178,526 in 1997.


8.   PROFIT SHARING PLAN

     The Company sponsors a 401(k) Profit Sharing Plan covering substantially all of its employees. The Company makes a matching contribution of $1.00 for every $3.00 on the first 3% of employee contributions. The Company may also make an additional contribution at the discretion of the board of directors based on the Company's profitability. Matching Company contributions totaled $65,963 for the year ended December 31, 1997.

                                   Continued

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                 ------------


9.   SUBSEQUENT EVENTS

     In January of 1998, the Company acquired Hinsdale Limousine for $600,000 in cash. The acquisition was accounted for under the purchase method, whereby the purchase price was allocated to the underlying assets and liabilities based on their respective estimated fair values at the date of the acquisition, resulting in goodwill of approximately $460,000.

     On October 2, 1998, the Company sold substantially all of its assets to and certain liabilities were assumed by Airport Limousine Acquisition Corp., a wholly owned subsidiary of Carey International, Inc. ("Carey").